Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the 2016 Equity Incentive Plan and the 2016 Employee Stock Purchase Plan of Coupa Software Incorporated of our report dated May 1, 2018 (except for Note 7, as to which the date is February 21, 2019), with respect to the consolidated financial statements of Hiperos, LLC included in the Current Report on Form 8-K/A of Coupa Software Incorporated, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

New York, New York
March 27, 2019